UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
Amendment No. 1
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 3, 2009
MGM MIRAGE
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	001-10362 (Commission File Number)	88-0215232 (I.R.S. Employer Identification No.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada (Address of Principal Executive Offices)	89109 (Zip Code)
(702) 693-7120
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE:
     This Current Report on Form 8-K/A is being filed by MGM MIRAGE, a Delaware corporation (the “Company”), to amend, as set forth below, Item 5.02(e) of the Company’s Current Report on Form 8-K (the “Prior Report”), dated August 3, 2009 with a filing date of August 7, 2009.
Item 5.02(e) Compensatory Arrangement of Certain Officers.
     On August 31, 2009, the Company entered into that certain Employment Agreement with Gary N. Jacobs, with an effective date of August 3, 2009 (the “Employment Agreement”). Pursuant to the Employment Agreement Mr. Jacobs has agreed to serve as President Corporate Strategy, General Counsel and Secretary of the Company for a term that expires on August 4, 2013.
     The Employment Agreement provides for an annual base salary of $1,200,000. Mr. Jacobs is also eligible to receive an annual bonus and will receive certain other benefits and perquisites, which are discussed in detail in the Employment Agreement.
     The Company may terminate the Employment Agreement for good cause. In such event, Mr. Jacobs will be entitled to exercise his vested stock options, stock appreciation rights and other stock based compensation in accordance with their terms as of the date of termination. If the Employment Agreement is terminated as a result of death or disability, Mr. Jacobs (or his beneficiary) will be entitled to receive his salary for a 12-month period following such termination and a prorated portion of any bonus attributable to the fiscal year in which the death or disability occurs. Additionally, Mr. Jacobs (or his beneficiary) will be entitled to exercise those of his unexercised options, stock appreciation rights and other stock based compensation that would have vested as of the first anniversary of the date of termination, and all shares of restricted stock will immediately vest.
     If the Company terminates the Employment Agreement other than for good cause, the Company will pay Mr. Jacobs’ salary for the remaining term of the Employment Agreement and his bonus during the 12-month period (or shorter period if the termination occurs within the last year of the term) during which he is restricted from working for or otherwise providing services to a competitor of the Company (the “Restrictive Period”). Additionally, the Employment Agreement provides that for the remainder of the term, (i) all unvested stock options, unvested restricted stock and other stock based compensation held by Mr. Jacobs will vest in accordance with their terms, (ii) the Company will provide contributions, if any, on Mr. Jacobs behalf, to the Supplemental Executive Retirement Plan II (the “SERP II”), Deferred Compensation Plan II (the “DCP II”) or other equivalent plans and (iii) certain other employee benefits, such as health and life insurance will continue. Notwithstanding the foregoing, all compensation and benefits are subject to mitigation if Mr. Jacobs works for or otherwise provides services to a third party.
     If Mr. Jacobs seeks to terminate the Employment Agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), the termination will be treated as a termination for other than good cause by the Company as described in the preceding paragraph. However, if the Company invokes its arbitration right, Mr. Jacobs must continue to work until the matter is resolved, otherwise it becomes a termination by him without cause. In such event, Mr. Jacobs will be entitled to exercise his vested stock options, stock appreciation rights and other stock based compensation in accordance with their terms and to receive all other vested benefits and compensation, provided, however, that Mr. Jacobs will be restricted from working for or otherwise providing services to a competitor of the Company during the Restrictive Period.
     If there is a change of control of the Company, all of Mr. Jacobs’ unvested stock options, unvested restricted stock, unvested stock appreciation rights and other stock based compensation will fully vest. Furthermore, Mr. Jacobs may terminate the Employment Agreement upon delivery of 30 days prior notice to the Company, no later than 90 days following the date of the change of control. In such event, the Company will pay Mr. Jacobs a lump sum payment equal to the sum of (x) his unpaid salary through the end of the term of the Employment Agreement, and (y) an amount in lieu of his bonus (the calculation of which is further described therein). Additionally, through the end of the term, the Company will provide contributions, if any, on his behalf, to SERP II, DCP II or other equivalent plans in accordance with their terms and certain employee benefits, such as health and life insurance.
     The description of the terms of the Employment Agreement set forth above does not purport to be complete and is qualified in its entirety by the Employment Agreement filed as Exhibit 10 hereto and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

No.	Description
10	Employment Agreement, effective as of August 3, 2009, between the Company and Gary N. Jacobs.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM MIRAGE
Date: September 4, 2009	By:	/s/ John M. McManus
		Name:	John M. McManus
		Title:	Senior Vice President, Assistant General Counsel & Assistant Secretary

INDEX TO EXHIBITS

No.	Description

10	Employment Agreement, effective as of August 3, 2009, between the Company and Gary N. Jacobs.